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FOR IMMEDIATE RELEASE

Sun Pharma Announces Expiration of Subsequent Offering Period

Mumbai, India: September 29, 2010: Sun Pharmaceutical Industries Ltd. (Sun) (Reuters: SUN.BO, Bloomberg: SUNP IN, NSE: SUNPHARMA, BSE: 524715) today announced the expiration of the subsequent offering period to the tender offer by Sun’s subsidiary Alkaloida Chemical Company Exclusive Group Ltd (Alakloida)　for all outstanding Ordinary Shares of Taro Pharmaceutical Industries Ltd. (Taro).　 Sun has been informed by Computershare, the Depositary for the Offer, that as of 12:00 midnight New York City time on September 28, 2010, a total of 29,382 Ordinary Shares had been tendered pursuant to the tender offer  representing approximately 0.07% of the outstanding Ordinary Shares.  During the pendency of the subsequent offering period, no additional shares have been tendered.  All tendered Ordinary Shares were accepted for payment.

About Sun Pharma

Established in 1983, listed since 1994 and headquartered in India, Sun Pharma (Reuters: SUN.BO, Bloomberg: SUNP IN, NSE:SUNPHARMA, BSE: 524715) is an international, integrated, speciality pharmaceutical company.  It manufactures and markets a large basket of pharmaceutical formulations as branded generics as well as generics in India, US and several other markets across the world.  In India, the company is a leader in niche therapy areas of psychiatry, neurology, cardiology, diabetology, gastroenterology, orthopedics and ophthalmology.  The company has strong skills in product development, process chemistry, and manufacturing of complex API, as well as dosage forms. More information about the company can be found at www.sunpharma.com.

Contacts

Uday Baldota		Mira Desai
Tel	+91 22 6645 5645, Xtn 605	Tel	+91 22 6645 5645, Xtn 606
Tel Direct	+91 22 66455605	Tel Direct	+91 22 66455606
Mobile	+91 98670 10529	Mobile	+91 98219 23797
E mail	uday.baldota@sunpharma.com	E mail	mira.desai@sunpharma.com

Brunswick Group for Sun Pharma		MacKenzie Partners
Erin Becker/Nicki Kahner		Robert Marese
+1 212 333 3810		+1 212 929 5500

Arad Communications for Sun Pharma		Greenhill
Irit Radia		Ashish Contractor
+972-54-6699311		+1 212 389 1537

Registered Office : SPARC, Tandalja, Vadodara – 390 020.  India
Corporate Office : Acme Plaza, Andheri – Kurla Road, Andheri (East), Mumbai – 400 059.  India